                                                                      Appendix D

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          DYNAMICWEB ENTERPRISES, INC.

         Pursuant to the provisions of N.J.S.A. 14A:9-5, the undersigned corporation, for the purpose of amending and restating its Certificate of Incorporation, hereby certifies as follows:

         FIRST.  The name of the Corporation is eB2B Commerce, Inc.

         SECOND. The location and post office address of the Corporation's registered office in this state is 208 West State Street, Trenton, New Jersey 08608-1002 and its registered agent at such address is Nationwide Information Services, Inc.

         THIRD. The purpose of the Corporation is and it shall have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under provisions of the New Jersey Business Corporation Act.

         FOURTH.  The term of the Corporation's existence is perpetual.

         FIFTH. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 250,000,000 shares, divided into two classes consisting of 200,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, having such par value as the board of directors shall fix and determine, as provided in Article SIXTH below ("Preferred Stock").

         SIXTH. The Preferred Stock may be issued from time to time as a class without series or, if so determined by the board of directors of the Corporation, either in whole or in part, in one or more series. There is hereby expressly granted to and vested in the board of directors of the Corporation authority to fix and determine (except as fixed and determined herein), by resolution, the par value, voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of Preferred Stock, the number of shares constituting any such series and the terms and conditions of the issue thereof. Prior to the issuance of any shares of Preferred Stock, a statement setting forth a copy of each such resolution or resolutions and the number of shares of Preferred Stock of each such class or series shall be executed and filed in accordance with the New Jersey Business Corporation Act. Unless otherwise provided in any such resolution or resolutions, the number of shares of capital stock of any such class or series so set forth in such resolution or resolutions may thereafter be increased or decreased (but not below the number of shares then outstanding), by a statement likewise executed and filed stating that the authorized increase or decrease therein had been authorized and directed by a resolution or resolutions adopted by the board of directors of the Corporation. In case the number of such shares shall be decreased, the number of shares so specified in the statement shall resume the status they had prior to the adoption of the first resolution or resolutions. The Corporation has heretofore authorized the issuance of Series A 6% Convertible Preferred Stock and Series B 6% Convertible Preferred Stock ("Existing Preferred Stock"). The Company hereby decreases the number of authorized shares of the Existing Preferred Stock to zero and such all previously authorized shares of Existing Preferred Stock hereby resume the status they had prior to their authorization. The Corporation hereby authorizes 2,000 shares of Series A Preferred Stock having the terms set forth in Exhibit A and 4,000,000 shares of Series B Preferred Stock having the terms set forth in Exhibit B.

         SEVENTH. The management, control and government of the Corporation shall be vested in a board of directors consisting of not less than five (5) nor more than twenty-five (25) members in number, as fixed by the board of directors of the Corporation from time to time.

         EIGHTH. No holder of any class of capital stock of the Corporation shall have preemptive rights, and the Corporation shall have the right to issue and to sell to any person or persons any shares of its capital stock or any option, warrant or right to acquire capital stock, or any securities having conversion or option rights without first offering such shares, rights or securities to any holder of any class of capital stock of the Corporation.

         NINTH. No action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting, and the power of the shareholders of the Corporation to consent in writing to action without a meeting is specifically denied. The presence, in person, by proxy or by other means approved by the board of directors of the Corporation, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast shall constitute a quorum of shareholders at any annual or special meeting of shareholders of the Corporation.

         TENTH. The authority to make, amend, alter, change or repeal the By-Laws of the Corporation is hereby expressly and solely granted to and vested in the board of directors of the Corporation, subject always to the power of the shareholders to change such action by the affirmative vote of shareholders of the Corporation entitled to cast at least 66-2/3 percent (66-2/3%) of the votes which all shareholders are entitled to cast.

         ELEVENTH. The Corporation shall indemnify every corporate agent as defined in, and to the fullest extent permitted by, Section 14A:3-5 of the New Jersey Business Corporation Act, and to the fullest extent otherwise permitted by law.

         TWELFTH. To the fullest extent from time to time permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or to any of its shareholders, except for liabilities arising from any breach of duty based upon an act or omission which are (i) in breach of such director's or officer's duty of loyalty to the Corporation, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such director or officer of an improper personal benefit. Neither the amendment or repeal of this Article TWELFTH nor the adoption of any provisions of this Amended and Restated Certificate of Incorporation inconsistent with this Article TWELFTH, shall eliminate or reduce the protection afforded by this Article TWELFTH to a director or officer of the Corporation with respect to any matter which occurred, or any cause of action, suit or claim which but for this Article TWELFTH would have accrued or arisen, prior to such amendment, repeal or adoption.

         THIRTEENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in its Certificate of Incorporation in the manner now or hereafter prescribed by statute and all rights conferred upon shareholders and directors herein are hereby granted subject to this reservation.

         IN TESTIMONY WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer as of the ____ day of _______________, 2000.

                                        DYNAMICWEB ENTERPRISES, INC.

                                        By: ____________________________
                                        Steven L. Vanechanos, Jr.
                                        Chief Executive Officer

                                                                    Exhibit A


                            SERIES A PREFERRED STOCK

         The Corporation and eB2B Commerce, Inc., executed an agreement and plan of merger, as amended, on December 1, 1999 (the "Merger Agreement"). Pursuant to the Merger Agreement, the exchange ratio is 2.66, subject to adjustments set forth in the Merger Agreement ("Exchange Ratio").

         Resolved, that pursuant to the authority granted and vested in the Board of Directors of the Corporation, in accordance with ARTICLE SIXTH of the Certificate of Incorporation of the Corporation, as amended, the Board of Directors hereby creates a series of Preferred Stock, par value $0.001, of the Corporation and hereby states the designation and number of shares, and fixes the rights, limitations and preferences thereof as follows:

         SERIES A PREFERRED STOCK:

         1. Designation and Amount. The shares of such series shall be designated as "Series A Preferred Stock" ("Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be two thousand (2,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

         2. Dividends. The holders of Series A Preferred Stock shall not be entitled to receive dividends in any fixed amount; provided, however, that in the event that the Corporation shall at any time declare or pay a dividend on the Common Stock (other than a dividend referred to in Section 4.4.4 ), it shall, at the same time, declare and pay to each holder of Series A Preferred Stock a dividend equal to the dividend which would have been payable to such holder if the shares of Series A Preferred Stock held by each holder had been converted into Common Stock on the date of determination of holders of Common Stock entitled to receive such dividends.

         3. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment is made upon Common Stock, the holders of the shares of Series A Preferred Stock shall be entitled to be paid an amount equal to one thousand ($1,000) dollars per share, plus, in each case, an amount equal to any dividends accrued and unpaid, and the holders of Series A Preferred Stock shall not be entitled to any further payment ("Liquidation Payments"). If, upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series A Preferred Stock shall be insufficient to permit payment to such holders of the preferential amounts to which they are entitled, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series A Preferred Stock. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Series A Preferred Stock shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Corporation available for distribution to its shareholders shall be distributed to the holders of Common Stock. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Payments and the place where said Liquidation Payments shall be payable, shall be given by mail, postage prepaid, not less than thirty (30) days prior to the payment date stated therein, to the holders of record of Series A Preferred Stock, such notice to be addressed to each such holder at its post office address as shown by the records of the Corporation. Neither the consolidation or merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or substantially all its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Section 3.

         4.   Conversion.

         4.1 Right to Convert. Subject to the terms and conditions of this
Section 4, the holder of any share or shares of Series A Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series A Preferred Stock (except that upon any liquidation, dissolution or winding up of the Corporation the right of conversion shall terminate at the close of business on the last full business day next preceding the date fixed for payment of the amount distributable on the Series A Preferred Stock), into shares of Common Stock equal to five hundred (500) multiplied by the Exchange Ratio applicable in the Merger Agreement, at a conversion price equal to two ($2.00) dollars per share divided by the Exchange Ratio applicable in the Merger Agreement of Common Stock, or by the conversion price as last adjusted and in effect at the date any share or shares of such series of Series A Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to herein as the "Series A Conversion Price"). The rights of conversion contained in this Section 4.1 shall be exercised by the holder of shares of Series A Preferred Stock by giving written notice that such holder elects to convert a stated number of shares of Series A Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder of holders of the Series A Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

         4.2 Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in Section 4.1 and surrender of the certificate or certificates for the share or shares of Series A Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series A Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected, and the Series A Conversion Price shall be determined, as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series A Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

         4.3 Fractional Shares; Dividends; Partial Conversion. No fractional shares may be issued upon conversion of the Series A Preferred Stock into Common
Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. At the time of each conversion, the Corporation shall pay in cash an amount equal to all dividends, if any, accrued and unpaid on the shares surrendered for conversion to the date upon which such conversion is deemed to take place as provided in Section 4.2. In case the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered pursuant to
Section 4.1 exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder thereof, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional interest in a share of Common Stock would, except for the provisions of the first sentence of this
Section 4.3, be deliverable upon any such conversion, the Corporation, in lieu of delivering the fractional share thereof, shall pay to the holder surrendering the Series A Preferred Stock for conversion an amount in cash equal to the current market price of such fractional interest as determined in good faith by the Board of Directors of the Corporation.

         4.4 Adjustment of Price Upon Issuance of Common Stock. Except as provided in Section 4.6 hereof, if and whenever the Corporation shall issue or sell, or is in accordance with Sections 4.4.1 through 4.4.7 deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Series A Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Series A Conversion Price shall be determined by dividing (i) an amount equal to the sum of (a) the number of shares of Common Stock outstanding immediately prior to such issue or sale (including as outstanding all shares of Common Stock issuable upon conversion of outstanding Series A Preferred Stock) multiplied by the then existing Series A Conversion Price, and (b) the consideration, if any, received by the Corporation upon such issue or sale, by (ii) the total number of shares of Common Stock outstanding immediately after such issue or sale (including as outstanding all shares of Common Stock issuable upon conversion of outstanding Series A Preferred Stock without giving effect to any adjustment in the number of shares so issuable by reason of such issue and sale).

         For purposes of this Section 4.4, the following Sections 4.4.1 to 4.4.7 shall also be applicable:

                  4.4.1 Issuance of Rights or Options. In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional considerations payable to the Corporation upon the exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options) shall be less than the Series A Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities shall be deemed to have been issued for such price per share as of the date of granting of such Options and thereafter shall be deemed to be outstanding. Except as otherwise provided in Section 4.4.3, no adjustment of the Series A Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

                  4.4.2 Issuance of Convertible Securities. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Series A Conversion Price in effect immediately prior to the time of such issue or sale then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided in Section 4.4.3 below, no adjustment of the Series A Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Option to purchase any such Convertible Securities for which adjustments of the Series A Conversion Price have been or are to be made pursuant to other provisions of this Section 4.4 , no further adjustment of the Series A Conversion Price shall be made by reason of such issue or sale.

                  4.4.3 Change in Option Price or Conversion Rate. If (i) the purchase price provided for in any Option referred to in Section 4.4.1, (ii) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Sections 4.4.1 or 4.4.2 or (iii) the rate at which any Convertible Securities referred to in Sections 4.4.1 or 4.4.2 are convertible into or exchangeable for Common Stock shall change at any time (in each case other than under or by reason of provisions designed to protect against dilution), then the Series A Conversion Price in effect at the time of such event shall, as required, forthwith be readjusted to such Series A Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; and on the expiration of any such Option or the termination of any such right to convert or exchange such Convertible Securities, the Series A Conversion Price then in effect hereunder shall, as required, forthwith be increased to the Series A Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding. If the purchase price provided for in any such Option referred to in Section 4.4.1 or the rate at which any Convertible Securities referred to in Section 4.4.1 or 4.4.2 are convertible into or exchangeable for Common Stock shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then, in case of the delivery of Common Stock upon the exercise of any such Convertible Securities, the Series A Conversion Price then in effect hereunder shall, as required, forthwith be adjusted to such respective amount as would have been obtained had such Option or Convertible Securities never been issued as to such Common Stock and had adjustments been made upon issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment the Series A Conversion Price then in effect hereunder is thereby reduced.


                  4.4.4 Stock Dividends. In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock, Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration, and the Series A Conversion Price shall be reduced as if the Corporation had subdivided its outstanding shares of Common Stock into a greater number of shares, as provided in Section 4.5 hereof.

                  4.4.5 Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the Corporation, such Options shall be deemed to have been issued without consideration, and the Series A Conversion Price shall be reduced as if the Corporation had subdivided its outstanding shares of Common Stock into a greater number of shares, as provided in Section 4.5 hereof.

                  4.4.6 Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities, or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right or subscription of purchase, as the case may be.

                  4.4.7 Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purposes of Section 4.4.

         4.5 Subdivision or Combination of Stock. In case the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Series A Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Series A Conversion Price in effect immediately prior to such combination shall be proportionately increased.

         4.6 Certain issues of Common Stock Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Series A Conversion Price upon the occurrence of either of the following events: (i) the issuance of Common Stock upon conversion of outstanding shares of Series A Preferred Stock or, (ii) the issuance of Common Stock upon exercise of options granted to employees, officers, directors, consultants and/or vendors of the Corporation.

         4.7 Reorganization, Reclassification, Consolidation, Merger or Sale. If any capital reorganization or reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way (including, without limitation, by way of consolidation or merger) wherein holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series A Preferred Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Corporation immediately theretofore receivable upon the conversion of such shares or shares of the Series A Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Series A Conversion Price) shall thereafter be applicable, as nearly practicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights (including, if necessary to effect the adjustments contemplated herein, an immediate adjustment, by reason of such reorganization, reclassification, consolidation, merger or sale, of the Series A Conversion Price to the value for the Common Stock reflected by the terms of such reorganization, reclassification, consolidation, merger or sale if the value so reflected is less than the Series A Conversion Price in effect immediately prior to such reorganization, reclassification, consolidation, merger or sale). In the event of a merger or consolidation of the Corporation as a result of which a greater or lesser number of shares of common stock of the surviving corporation is issuable to holders of Common Stock of the Corporation outstanding immediately prior to such merger or consolidation, the Series A Conversion Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Corporation. The Corporation will not effect any such consolidation or merger, or any sale of all or substantially all of its assets and properties, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument, executed and mailed or delivered to each holder of shares of Series A Preferred Stock at the last address of such holder appearing on the books of the Corporation, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to receive.

         4.8 Automatic Conversion. In the event that, at any time while any of the Series A Preferred Stock shall be outstanding, the Corporation shall complete an underwritten public offering involving the sale by the Corporation of shares of Common Stock (i) at a per share price to the public of not less than seven dollars and fifty ($7.50) cents (appropriately adjusted for any stock splits, combinations or stock dividends) and (ii) providing aggregate proceeds (after deducting underwriting discounts and commissions) to the Corporation of not less than seven million five hundred thousand ($7,500,000) dollars, then all outstanding shares of Series A Preferred Stock shall, automatically and without further action on the part of the holders of the Series A Preferred Stock, be converted into shares of Common Stock in accordance with the terms of this
Section 4 with the same effect as if the certificates evidencing such shares had been surrendered for conversion, such conversion to be effective simultaneously with the closing of such public offering; provided, however, that certificates evidencing the shares of Common Stock issuable upon such conversion shall not be issued except on surrender of the certificates for the shares of the Series A Preferred Stock so converted.

         4.9 Notice of Adjustment. Upon any adjustment of the Series A Conversion Price, then and in each such case the Corporation shall give written notice thereof, by first class mail, postage prepaid, addressed to each holder of shares of Series A Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Series A Conversion Price, resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

         4.10   Other Notices.  In case at any time:

                  4.10.1 the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

                  4.10.2 the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

                  4.10.3 there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with, or a sale of all or substantially all its assets to, another corporation;

                  4.10.4 there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation; or

                  4.10.5 the Corporation shall take any action or there shall be any event which would result in an automatic conversion of the Series A Preferred Stock pursuant to Section 4.8, then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, addressed to each holder of any shares of Series A Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least twenty (20) days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least twenty (20) days' prior written notice of the date when the same shall take place, and (c) in the case of any event which would result in an automatic conversion of the Series A Preferred Stock pursuant to Section 4.8, at least twenty (20) days' prior written notice of the date on which the same is expected to be completed. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

         4.11 Stock to Be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock or its treasury shares, solely for the purpose of issue upon the conversion of the Series A Preferred Stock as herein provided, such number of shares of Common Stock as shall be then issuable upon the conversion of all outstanding shares of Series A Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Series A Conversion Price. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Corporation may be listed. The Corporation will not take any action which results in any adjustment of the Series A Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series A Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Corporation's Certificate of Incorporation.

         4.12 No Reissuance of Series A Preferred Stock. Shares of Series A Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

         4.13 Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of the Series A Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Preferred Stock which is being converted.

         4.14 Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock in any manner which interferes with the timely conversion of such Series A Preferred Stock.

         4.15 Definition of Common Stock. As used in this Section 4, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, $0.001 par value, as constituted on the date of filing of this Certificate of Designation and shall also include any capital stock of any class of the Corporation thereafter authorized which shall not be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, provided, however, that the shares of Common Stock receivable upon conversion of shares of the Series A Preferred Stock of the Corporation, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in Section 4.7, shall include only shares designated as Common Stock of the Corporation on the date of filing of this Certificate of Designation.

         5. Voting Rights. Except as otherwise provided by law and the Corporation's Certificate of Incorporation, on all matters submitted to vote by stockholders of the Company, each share of the Series A Preferred Stock will entitle the holder thereof to one vote for each share of the Corporation's Common Stock into which such share of Series A Preferred Stock is then convertible.

                                                                       Exhibit B

                            SERIES B PREFERRED STOCK


      The Corporation and eB2B Commerce, Inc., executed an agreement and plan of merger, as amended, on December 1, 1999 (the "Merger Agreement"). Pursuant to the Merger Agreement, the exchange ratio is 2.66, subject to adjustments set forth in the Merger Agreement ("Exchange Ratio").

         RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by ARTICLE SIXTH of the Corporation's Certificate of Incorporation, as amended, a series of preferred stock of the Corporation be, and it hereby is, created out of the authorized but unissued shares of the capital stock of the Corporation, such series to be designated Series B Preferred Stock (the "Preferred Stock"), to consist of four million (4,000,000) shares, par value $0.001 per share, of which the preferences, rights, qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in the Corporation's Certificate of Incorporation, as amended) as follows:

         SERIES B PREFERRED STOCK:

1. Certain Definitions. Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified.

         a. Common Stock. The term "Common Stock" shall mean all shares now or hereafter authorized of any class of Common Stock of the Corporation and any other stock of the Corporation, howsoever designated, authorized after the Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

         b. Conversion Date. The term "Conversion Date"shall have the meaning set forth in Section 5(d) below.

         c. Conversion Price. The term "Conversion Price" shall mean the price per share of Common Stock used to determine the number of shares of Common Stock deliverable upon conversion of a share of the Preferred Stock, which price shall initially be five dollars and fifty ($5.50) cents per share divided by the Exchange Ratio, subject to adjustment in accordance with the provisions of
Section 6 below.

         d. Current Market Price. The term "Current Market Price" shall have the meaning set forth in Section 10 below.

         e. Issue Date. The term "Issue Date" shall mean the date that shares of Preferred Stock are first issued by the Corporation.

         f. Junior Stock. The term "Junior Stock" shall mean, for purposes of Sections 3 and 8 below, the Common Stock and any class or series of stock of the Corporation issued after the Issue Date not entitled to receive any assets upon the liquidation, dissolution or winding up of the affairs of the Corporation until the Preferred Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

         g. Parity Stock. The term "Parity Stock" shall mean, for purposes of Sections 3 and 8 below, any other class or series of stock of the Corporation issued after the Issue Date entitled to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Preferred Stock.

         h. Qualified Public Offering. The term "Qualified Public Offering" shall mean an initial public offering of the Corporation's securities raising gross proceeds in excess of $20,000,000 where the offering price per share is at least 2.5 times the then Conversion Price.

         i. Qualified Private Offering. The term "Qualified Private Offering" shall mean a private offering of the Corporation's securities raising gross proceeds of at least $20,000,000 where the pre-money valuation is at least 2.5 times the post-private placement valuation of the Corporation and where the offering price per share is at least 2.5 times the then Conversion Price.

         j. Senior Stock. The term "Senior Stock" shall mean, for purposes of Sections 3 and 8 below, any class or series of stock of the Corporation issued after the Issue Date ranking senior to the Preferred Stock in respect of the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation.

         k. Subscription Price. The term "Subscription Price" shall mean ten ($10.00) dollars per share.

         l. Subsidiary. The term "Subsidiary" shall mean any corporation of which shares of stock possessing at least a majority of the general voting power in electing the board of directors are, at the time as of which any determination in being made, owned by the Corporation, whether directly or indirectly through one or more Subsidiaries.

2. Ranking. The Preferred Stock shall rank, with respect to distributions upon a Liquidation (as defined in Section 4), (i) senior to all classes of Common Stock of the Corporation and to each other class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which do not expressly provide that it ranks senior or on a parity with the Preferred Stock as to distributions upon a Liquidation; (ii) on a parity with any additional shares of Preferred Stock issued by the Corporation in the future and any other class of capital stock or series of preferred stock issued by the Corporation established afer the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to distributions upon Liquidation; and (iii) junior to each class of capital stock or series of preferred stock issued by the Corporation established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to distributions upon a Liquidation.

3. Dividends. The holders of the Preferred Stock shall not be entitled to receive dividends in any fixed amount; provided, however, that in the event that the Corporation shall at any time declare or pay a dividend on the Common Stock (other than a dividend referred to in Section 6(a)), it shall, at the same time, declare and pay to each holder of the Preferred Stock a dividend equal to the dividend which would have been payable to such holder if the shares of the Preferred Stock held by each holder had been converted into Common Stock on the date of determination of holders of Common Stock entitled to receive such dividends.

4. Distributions Upon Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, subject to the prior preferences and other rights of any Senior Stock, but before any distribution or payment shall be made to the holders of Junior Stock, the holders of the

Preferred Stock shall be entitled to be paid the Subscription Price of all outstanding shares of Preferred Stock as of the date of such liquidation or dissolution or such other winding up, plus any accrued and unpaid dividends thereon to such date, and no more, in cash or in property taken at its fair value as determined by the Board of Directors, or both, at the election of the Board of Directors. If such payment shall have been made in full to the holders of the Preferred Stock, and if payment shall have been made in full to the holders of any Senior Stock and Parity Stock of all amounts to which such holders shall be entitled, the remaining assets and funds of the Corporation shall be distributed among the holders of Junior Stock, according to their respective shares and priorities. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of the Preferred Stock and of any Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled shall be distributed among the holders of the Preferred Stock and of any Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Corporation into or with another corporation or corporations, nor the sale of all or substantially all of the assets of the Corporation to another corporation or corporations shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 4.

5. Conversion Rights. The Preferred Stock shall be convertible into Common Stock as follows:

         a. Optional Conversion. Subject to and upon compliance with the provisions of this Section 5, the holder of any shares of Preferred Stock shall have the right at such holder's option, at any time or from time to time, to convert any of such shares of Preferred Stock into fully paid and nonassessable shares of Common Stock at the Conversion Price (as hereinafter defined) in effect on the Conversion Date (as hereinafter defined) upon the terms hereinafter set forth.

         b. Automatic Conversion. Each outstanding share of Preferred Stock shall automatically be converted, without any further act of the Corporation or its stockholders, into fully paid and nonassessable shares of Common Stock at the Conversion Price then in effect upon the closing of (i) a Qualified Public Offering or (ii) a Qualified Private Offering.

         c. Conversion Price. Each share of Preferred Stock shall be converted into a number of shares of Common Stock determined by dividing (i) the sum of the Subscription Price, by (ii) the Conversion Price in effect on the Conversion Date. The Conversion Price at which shares of Common Stock shall initially be issuable upon conversion of the shares of Preferred Stock shall be five dollars and fifty ($5.50) cents divided by the Exchange Ratio. The Conversion Price shall be subject to adjustment as set forth in Section 6. No payment or adjustment shall be made for any dividends on the Common Stock issuable upon such conversion.

         d. Mechanics of Conversion. The holder of any shares of Preferred Stock may exercise the conversion right specified in Section 5(a) by surrendering to the Corporation or any transfer agent of the Corporation the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted. Upon the occurrence of the event specified in Subsection (b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided that the Corporation shall not be obligated to issue to any such holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing the shares of Preferred Stock are either delivered to the Corporation or any transfer agent of the Corporation. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made or on the date of the occurrence of the event specified in Section 5(b), as the case may be, and such date is referred to herein as the "Conversion Date." Subject to the provisions of Section 6(i), as promptly as practicable thereafter (and after surrender of the certificate or certificates representing shares of Preferred Stock to the Corporation or any transfer agent of the Corporation in the case of conversions pursuant to Section 5(b)) the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock as provided in Section 10. Subject to the provisions of
Section 6(i), the person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Preferred Stock surrendered for conversion (in the case of conversion pursuant to Section 5(a)), the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Preferred Stock representing the unconverted portion of the certificate so surrendered.

         e. Conversion Price Adjustments. The Conversion Price shall be subject to adjustment provisions of Section 6 below.

6. Anti-dilution Provisions. Subject to the provisions of Section 1 hereof, the Conversion Price in effect at any time and the number and kind of securities issuable upon the conversion of the Preferred Stock shall be subject to adjustment from time to time upon the happening of certain events as follows:

         a. In case the Corporation shall hereafter (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action. Such adjustment shall be made successively whenever any event listed above shall occur.

         b. Subject to the provisions of Section (i) below, in case the Corporation shall fix a record date for the issuance of rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price (the "Purchase Price") (or having a conversion price per share) less than the current market price of the Common Stock on such record date or less than the Conversion Price, the Conversion Price shall be adjusted so that the same shall equal the lower of (i) the price determined by multiplying the Conversion Price in effect immediately prior to the date of such issuance by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding on the record date mentioned below and the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered (or the aggregate conversion price of the convertible securities so offered) would purchase at such current market price per share of the Common Stock, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding on such record date and the number of additional shares of Common Stock offered for subscription or purchase (or into which the convertible securities so offered are convertible) or (ii) in the event the Purchase Price is equal to or higher than the current market price but is less than the Conversion Price, the price determined by multiplying the Conversion Price in effect immediately prior to the date of issuance by a fraction, the numerator of which shall be the sum of the number of shares outstanding on the record date mentioned above and the number of additional shares of Common Stock which the aggregate Purchase Price of the total number of shares of Common Stock so offered (or the aggregate conversion price of the convertible securities so offered) would purchase at the Conversion Price in effect immediately prior to the date of such issuance, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding on the record date mentioned above and the number of additional shares of Common Stock offered for subscription or purchase (or into which the convertible securities so offered are convertible). Such adjustment shall be made successively whenever such rights or warrants are issued and shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights or warrants; and to the extent that shares of Common Stock are not delivered (or securities convertible into Common Stock are not delivered) after the expiration of such rights or warrants the Conversion Price shall be readjusted to the Conversion Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock (or securities convertible into Common Stock) actually delivered.

         c. In case the Corporation shall hereafter distribute to the holders of its Common Stock evidences of its indebtedness or assets (excluding cash dividends or distributions and dividends or distributions referred to in Subsection (a) above) or subscription rights or warrants (excluding those referred to in Subsection (b) above), then in each such case the Conversion Price in effect thereafter shall be determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the current market price per share of Common Stock, less the fair market value (as determined by the Corporation's Board of Directors) of said assets or evidences of indebtedness so distributed or of such rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such current market price per share of Common Stock. Such adjustment shall be made successively whenever such a record date is fixed. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date for the determination of shareholders entitled to receive such distribution.

         d. Subject to the provisions of Section (i) below, in case the Corporation shall hereafter issue shares of its Common Stock (excluding shares issued (i) in any of the transactions described in Subsection (a) above, (ii) upon exercise of options granted to the Corporation's officers, directors, employees and consultants under a plan or plans adopted by the Corporation's Board of Directors and approved by its shareholders, if such shares would otherwise be included in this Subsection (d), (but only to the extent that the aggregate number of shares excluded hereby and issued after the date hereof, shall not exceed ten (10%) percent of the Corporation's Common Stock outstanding, on a fully-diluted basis, at the time of any issuance), (iii) upon exercise of options, warrants, convertible securities and convertible debentures outstanding as of the Issue Date, a Qualified Private Offering, Qualified Public Offering or exercise of the warrants issued on or prior to the Issue Date, (iv) to shareholders of any corporation which merges into the Corporation in proportion to their stock holdings of such corporation immediately prior to such merger, upon such merger, (v) issued in a private placement through Commonwealth Associates, L.P. ("Commonwealth"), as placement agent, or upon exercise or conversion of any securities issued in or in connection with such a private placement (including agent, consulting or advisory warrants) or (vi) issued in a bona fide public offering pursuant to a firm commitment underwriting, but only if no adjustment is required pursuant to any other specific subsection of this Section 6 (without regard to Subsection
(i) below) with respect to the transaction giving rise to such rights) for a consideration per share (the "Offering Price") less than the current market price on the date the Corporation fixes the Offering Price of such additional shares or less than the Conversion Price, the Conversion Price shall be adjusted immediately thereafter so that it shall equal the lower of (i) price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares and the number of shares of Common Stock which the aggregate consideration received for the issuance of such additional shares would purchase at such current market price per share of Common Stock, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares or (ii) in the event the Offering Price is equal to or higher than the current market price per share but less than the Conversion Price, the price determined by multiplying the Conversion Price in effect immediately prior to the date of issuance by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares and the number of shares of Common Stock which the aggregate consideration received for the issuance of such additional shares would purchase at the Conversion Price in effect immediately prior to the date of such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares. Such adjustment shall be made successively whenever such an issuance is made.

         e. Subject to the provisions of Section (i) below, in case the Corporation shall hereafter issue any securities convertible into or exchangeable for its Common Stock (excluding securities issued in transactions described in Subsections (b) and (c) above) for a consideration per share of Common Stock (the "Exchange Price") initially deliverable upon conversion or exchange of such securities (determined as provided in Subsection (g) below) less than the current market price in effect immediately prior to the issuance of such, or less than the Conversion Price, the Conversion Price shall be adjusted immediately thereafter so that it shall equal the lower of (i) the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such securities and the number of shares of Common Stock which the aggregate consideration received for such securities would purchase at such current market price per share of Common Stock, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance and the maximum number of shares of Common Stock of the Corporation deliverable upon conversion of or in exchange for such securities at the initial conversion or exchange price or rate or (ii) in the event the Exchange Price is equal to or higher than the current market price per share but less than the Conversion Price, the price determined by multiplying the Conversion Price in effect immediately prior to the date of issuance by a fraction, the numerator of which shall be the sum of the number of shares outstanding immediately prior to the issuance of such securities and the number of shares of Common Stock which the aggregate consideration received for such securities would purchase at the Conversion Price in effect immediately prior to the date of such issuance, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such securities and the maximum number of shares of Common Stock of the Corporation deliverable upon conversion of or in exchange for such securities at the initial conversion or exchange price or rate. Such adjustment shall be made successively whenever such an issuance is made.

         f. Whenever the Conversion Price payable upon conversion of Preferred Stock is adjusted pursuant to Subsections (a), (b), (c), (d) and (e) above and
(i) below, the number of shares of Common Stock issuable upon conversion of Preferred Stock shall simultaneously be adjusted by multiplying the number of shares of Common Stock initially issuable upon conversion of Preferred Stock by the Conversion Price in effect on the date hereof and dividing the product so obtained by the Conversion Price, as adjusted.

         g. For purposes of any computation respecting consideration received pursuant to Subsections (d) and (e) above, the following shall apply:

                  i. in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Corporation for any underwriting of the issue or otherwise in connection therewith;

                  ii. in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Corporation (irrespective of the accounting treatment thereof), whose determination shall be conclusive; and

                  iii. in the case of the issuance of securities convertible into or exchangeable for shares of Common Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Corporation for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Corporation upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (i) and (ii) of this Subsection (g)).

         h. For the purpose of any computation under Subsections (b), (c), (d) and (e) above, the current market price per share of Common Stock at any date shall be determined in the manner set forth in Section 10 below.

         i. Notwithstanding the provisions of this Section 6, in the event that the Corporation issues securities under Subsections (b), (d) or (e), prior to the date which is sixty (60) days after the expiration of any lock-up agreement entered into by the holders of Preferred Stock in connection with a Qualified Public Offering, having a Purchase Price, Offering Price or Exchange Price less than the Conversion Price, then the Conversion Price shall be immediately reset to equal such lower Purchase Price, Offering Price or Exchange Price.

         j. No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least five ($0.05) cents in such price; provided, however, that any adjustments which by reason of this Subsection (j) are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder. All calculations under this Section 6 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. Anything in this Section 6 to the contrary notwithstanding, the Corporation shall be entitled, but shall not be required, to make such changes in the Conversion Price, in addition to those required by this Section 6, as it shall determine, in its sole discretion, to be advisable in order that any dividend or distribution in shares of Common Stock, or any subdivision, reclassification or combination of Common Stock, hereafter made by the Corporation shall not result in any Federal Income tax liability to the holders of Common Stock or securities convertible into Common Stock.

         k. Whenever the Conversion Price is adjusted, as herein provided, the Corporation shall promptly but no later than ten (10) days after any request for such an adjustment by the holder, cause a notice setting forth the adjusted Conversion Price and adjusted number of Shares issuable upon conversion of Preferred Stock, and, if requested, information describing the transactions giving rise to such adjustments, to be mailed to the holders at their last addresses appearing on the Corporation's records, and shall cause a certified copy thereof to be mailed to its transfer agent, if any. The Corporation may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Corporation) to make any computation required by this Section 6, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

         l. In the event that at any time, as a result of an adjustment made pursuant to Subsection (a) above, the holder of Preferred Stock thereafter shall become entitled to receive any shares of the Corporation, other than Common Stock, thereafter the number of such other shares so receivable upon conversion of Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Subsections (a) to (j), inclusive above.

         m. Irrespective of any adjustments in the Conversion Price or the number or kind of shares purchasable upon conversion of Preferred Stock, Preferred Stock theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the similar Preferred Stock initially issuable pursuant to this Certificate of Designation.

7.       Reservation of Shares; Costs; Approvals.

         a. Reservation of Shares. The Corporation shall reserve at all times so long as any shares of Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Preferred Stock. All shares of Common Stock which may be issued upon conversion of the shares of Preferred Stock will upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action which will cause a contrary result (including without limitation, any action which would cause the Conversion Price to be less than the par value, if any, of the Common Stock).

         b. Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Preferred Stock; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Preferred Stock in respect of which such shares are being issued.

         c. Approvals. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Preferred Stock require registration with or approval of any governmental authority under any Federal or state law before such shares may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any Common Stock into which the shares of Preferred Stock are then convertible is listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

8.       Voting Rights.

         a. The holders of the issued and outstanding shares of Preferred Stock shall have no voting rights except as set forth herein and as required by law; provided however that the Corporation may, without the vote or consent of any holders of the Preferred Stock, file a Certificate of Designation or similar instrument to issue preferred stock of the Corporation which is Junior Stock.

         b. Except as otherwise required by law or as provided herein and subject to the rights of any class or series of capital stock of the Corporation that hereafter may be issued in compliance with the terms of this Certificate of Designation or Section 8(c) hereof, the holders of shares of Preferred Stock shall be entitled to vote upon all matters upon which holders of the Common Stock have the right to vote, and shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions of Section 5 hereof at the record date for the determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of capital stock having general voting powers and not separately as a class. In all cases where the holders of shares of Preferred Stock have the right to vote separately as a class, such holders shall be entitled to one vote for each such share held by them respectively.

         c. In addition to the other voting rights provided, notwithstanding anything to the contrary, at each annual meeting of the stockholders of the Corporation, the holders of the Preferred Stock, voting as a single class, shall be entitled to elect one (1) director, and the number of directors constituting the board of directors shall be seven (7) directors.

         d. Any director elected by the holders of the Preferred Stock may be removed only by the vote or written consent of the holders of a majority of the Preferred Stock, and any vacancy occurring by reason of such removal or by reason of the death, resignation or inability to serve of any such director, shall be filled by a vote or written consent of the holders of a majority of the Preferred Stock. Any director so elected shall serve until his or her successor is duly elected and qualified, or his or her earlier death, resignation or removal by the holders of a majority of the Preferred Stock.

         e. In addition to any other rights provided by law, so long as any Preferred Stock is outstanding, the Corporation, without first obtaining the affirmative vote or written consent of the holders of not less than one-third (1/3) of such outstanding shares of Preferred Stock, will not:

                  i. authorize or issue shares of any class or series of stock not expressly authorized herein having any preference or priority as to dividends, assets or other rights superior to or on a parity with any such preference or priority of the Preferred Stock, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the Corporation having any preference or priority as to dividends, assets or other rights superior to or on a parity with any such preference or priority of the Preferred Stock; or

                  ii. reclassify any class or series of any Junior Stock into Parity Stock or Senior Stock or reclassify any series of Parity Stock into Senior Stock.

9. Covenants. The Corporation covenants and agrees that, so long as any Preferred Stock is outstanding, it will perform the obligations set forth in this Section 9:

         a. Taxes and Levies. The Corporation will promptly pay and discharge all taxes, assessments, and governmental charges or levies imposed upon the Corporation or upon its income and profits, or upon any of its property, before the same shall become delinquent, as well as all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Corporation shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Corporation shall set aside on its books adequate reserves in accordance with generally accepted accounting principles ("GAAP") with respect to any such tax, assessment, charge, levy or claim so contested;

         b. Maintenance of Existence. The Corporation will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Corporation, except where the failure to comply would not have a material adverse effect on the Corporation;

         c. Maintenance of Property. The Corporation will at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and conditions, and from time to time make all needful and proper repairs, renewals, replacements and improvements thereto as shall be reasonably required in the conduct of its business;

         d. Insurance. The Corporation will, to the extent necessary for the operation of its business, keep adequately insured by financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations;

         e. Books and Records. The Corporation will at all times keep true and correct books, records and accounts reflecting all of its business affairs and transactions in accordance with GAAP; and

         f. Notice of Certain Events. The Corporation will give prompt written notice (with a reasonable description in reasonable detail) to the holders of the Preferred Stock in the event the Corporation shall:

                  i. become insolvent or generally fail or be unable to pay, or admit in writing its inability to pay, its debts as they become due;

                  ii. apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Corporation or any of its property, or make a general assignment for the benefit of creditors;

                  iii. in the absence of such application, consent to or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Corporation or for any part of its property; or

                  iv. permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Corporation, and, if such case or proceeding is not commenced by the Corporation or controverted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Corporation or shall result in the entry of an order for relief.

10.      Fractional Shares.

         a. If the number of shares of Common Stock issuable upon the conversion of Preferred Stock is adjusted pursuant to Section 6 hereof, the Corporation shall nevertheless not be required to issue fractions of shares, upon conversion of the Preferred Stock or otherwise, or to distribute certificates that evidence fractional shares. With respect to any fraction of a share called for upon any conversion hereof, the Corporation shall pay to the holder an amount in cash equal to such fraction multiplied by the current market value of such fractional share, determined as follows:

                  i. If the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the Nasdaq National Market System ("NMS"), the current market value shall be the average of the last reported sale prices of the Common Stock on such exchange for the ten (10) trading days prior to the date of conversion of Preferred Stock; provided that if no such sale is made on a day within such period or no closing sale price is quoted, that day's market value shall be the average of the closing bid and asked prices for such day on such exchange or system; or

                  ii. If the Common Stock is listed in the over-the-counter market (other than on NMS) or admitted to unlisted trading privileges, the current market value shall be the mean the average of the last reported bid and asked prices reported by the National Quotation Bureau, Inc. for the ten (10) trading days prior to the date of the conversion of the Preferred Stock; or

                  iii. If the Common Stock is not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the current market value shall be an amount determined in a reasonable manner by the Board of Directors of the Corporation.

11. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Corporation's Certificate of Incorporation. The shares of Preferred Stock shall have no preemptive or subscription rights.

12. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

13. Modification of Agreement. The holders of Preferred Stock of the Corporation may, by supplemental agreement, make changes or corrections in this Certificate of Designation (i) that it shall deem appropriate to cure any ambiguity or to correct any defective or inconsistent provision or manifest mistake or error herein contained; (ii) to reflect an increase in the number of Preferred Stock which are to be governed by this Certificate of Designation; or (iii) that it may deem necessary or desirable and which shall not adversely affect the interests of the holders of Preferred Stock; provided, however, that this Certificate of Designation shall not otherwise be modified, supplemented or altered in any respect except with the consent in writing of the Corporation, Commonwealth and a committee to be designated by Commonwealth whose members hold in the aggregate not less than twenty (20%) percent of the outstanding principal amount of the Preferred Stock; provided, however, that no such amendment, modification or waiver which would decrease the number of the securities issuable upon the conversion of any Preferred Stock, or increase in the Conversion Price therefor (other than as a result of the waiver or modification of any anti-dilution provisions contained in Section 6 hereof), shall be made without the consent in writing of the holders of not less than 50% of the outstanding Preferred Stock.

14. Severability of Provisions. If any right, preference or limitation of the Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

15. Status of Reacquired Shares. Shares of Preferred Stock which have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.